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PRICING SUPPLEMENT NO. 4 DATED NOVEMBER 22, 1996                  Rule 424(b)(3)
(To the Prospectus Dated May 1, 1996, and the                 File No. 333-02461
Prospectus Supplement dated May 16, 1996)

                        AIR PRODUCTS AND CHEMICALS, INC.
                           MEDIUM-TERM NOTES, SERIES F
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                                FIXED-RATE NOTES

                                  -------------

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
Trade Date:  November 22, 1996              Original Issue Date:  November 27, 1996            Maturity Date:  December 15, 1999

                                                                                                                   Interest Rate
         Range of Maturities                                                                                         Per Annum
         -----------------------------------------------------------------------------------------------------------------------
From 9 months to less than 1 year..................................................................................__________%
From 1 year to less than 18 months.................................................................................__________%
From 18 months to less than 2 years ...............................................................................__________%
From 2 years to less than 3 years..................................................................................__________%
From 3 years to less than 4 years..................................................................................____  6.01%
From 4 years to less than 5 years..................................................................................__________%
From 5 years to less than 6 years..................................................................................__________%
From 6 years to less than 7 years..................................................................................__________%
From 7 years to less than 8 years..................................................................................__________%
From 8 years to less than 9 years..................................................................................__________%
From 9 years to less than 10 years.................................................................................__________%
From 10 years to less than 11 years................................................................................__________%
From 11 years to less than 12 years................................................................................__________%
From 12 years to less than 13 years................................................................................__________%
From 13 years to less than 14 years................................................................................__________%
From 14 years to less than 15 years................................................................................__________%
From 15 years to less than 16 years................................................................................__________%
From 16 years to less than 17 years................................................................................__________%
From 17 years to less than 18 years................................................................................__________%
From 18 years to less than 19 years................................................................................__________%
From 19 years to less than 20 years................................................................................__________%
From 20 years to less than 21 years................................................................................__________%
From 21 years to less than 22 years................................................................................__________%
From 22 years to less than 23 years................................................................................__________%
From 23 years to less than 24 years................................................................................__________%
From 24 years to less than 25 years................................................................................__________%
From 25 years to less than 26 years................................................................................__________%
From 26 years to less than 27 years................................................................................__________%
From 27 years to less than 28 years................................................................................__________%
From 28 years to less than 29 years................................................................................__________%
From 29 years up to and including 30 years.........................................................................__________%

Principal Amount:  $30,000,000.00

Face Amount: $30,000,000.00

Issue Price:  Par

Net Proceeds to Issuer: $30,000,000.00

Specified Currency:  U.S. Dollars                                              Exchange Rate Agent:  Lehman Brothers Inc.
(If other than U.S. dollars, see attached)

Interest Payment Dates:  December 15 and June 15                               Record Dates:  December 1 and June 1
                          First Interest Payment on December 15, 1996

Agent's Commission: $0.00                                                      Agent: Lehman Brothers Inc.

Global Note:       [X]Yes      [ ]No                                           Form: [X] Book-Entry  [ ]  Certificated

Depositary:  DTC
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Redemption:  Check box opposite applicable sentence.
         [X]  The Notes cannot be redeemed prior to maturity.
         [ ]  The Notes may be redeemed prior to maturity.
      Terms of Redemption:

Repayment:  Check the box opposite applicable sentence.
         [X]  The Notes cannot be repaid prior to maturity.
         [ ]  The Notes may be repaid prior to maturity.
         Terms of Repayment:

Additional Terms: